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Exhibit 10.15

STOCK PURCHASE AGREEMENT
(Olympic Property Group LLC and Port Ludlow Associates LLC)
(Olympic Water and Sewer, Inc.)

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 29, 2001, between and among OLYMPIC WATER AND SEWER, INC., a Washington corporation (the "Company"), OLYMPIC PROPERTY GROUP LLC, a Washington limited liability company, as the sole shareholder in the Company ("OPG"), and PORT LUDLOW ASSOCIATES LLC, a Washington limited liability company ("Purchaser').

RECITALS

    WHEREAS, Purchaser desires to acquire the Company; and

    WHEREAS, OPG owns, and at the Closing will own, all of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

    WHEREAS, OPG desires to sell all of the Shares to Purchaser, and Purchaser desires to purchase all of the Shares from OPG, on the terms and subject to the conditions contained in this Agreement; and

    WHEREAS, the transactions contemplated by this Agreement are to occur simultaneously with the transactions contemplated under that certain Real Estate Purchase and Sale Agreement dated January 12, 2001, by and among Purchaser as Buyer and OPG, Pope Resources, and its wholly owned subsidiaries Olympic Real Estate Development LLC, Olympic Real Estate Management, Inc., and Olympic Resorts LLC collectively as Seller, as amended by Amendment No. 1 dated February 8, 2001, Amendment No. 2 dated February 14, 2001, Amendment No. 3 dated February 27, 2001, Amendment No. 4 dated March 26, 2001, and Amendment No. 5 dated May 15, 2001, Amendment No. 6 dated May 18, 2001, and Amendment No. 7 dated May 25, 2001 (as amended, the "Asset Purchase Agreement").

    NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1

PURCHASE AND SALE OF STOCK AND COMPANY ASSETS

    1.1  Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement, at the Closing OPG shall sell, convey, assign, transfer and deliver to Purchaser the Shares, and Purchaser shall purchase the Shares from OPG, free and clear of all liens, claims, options, charges, encumbrances, preferential rights and restrictions on transfer whatsoever.

    1.2  Purchase Price.  At Closing Purchaser shall deliver or cause to be delivered to OPG, in full payment for the sale, conveyance, assignment, transfer and delivery of the Shares and the other undertakings of the Company and OPG hereunder, the amount of Two Million One Hundred Forty Thousand Fifty-six Dollars (US$2,140,056.00) (the "Purchase Price"). The Purchase Price shall be paid by Purchaser in immediately available United States funds pursuant to OPG's instructions on the Closing Date. Notwithstanding anything in this Agreement to the contrary, after Closing the amount of the Purchase Price shall be adjusted by calculating the amount of the difference (the "Adjustment"), if any, between the Estimated Working Capital Amount and Working Capital, determined pursuant to the procedure set forth in this Section 1.2.

    As used in this Agreement, "Working Capital" means the Company's total current assets minus the Company's total current liabilities, as of the Closing Date, determined in accordance with GAAP; provided, however, that for purposes of this Agreement and the determination of Working Capital hereunder, the Company's total current assets shall not include the accounts receivable under the Revolving Promissory Note dated December 28, 2000, given by OPG to the Company, in the maximum principal amount of US$1,000,000.00 (the "Revolving Note"), or the accounts payable under the Business Services Agreement dated December 26, 2000, between ORM, Inc., as Contractor, and the Company as Owner (the "BSA").

    OPG and Purchaser agree that the estimated amount of Working Capital (the "Estimated Working Capital Amount") is US$168,441.00.

    No later than 45 days after the Closing Date, Purchaser and the Company shall, together with the outside accounting firm of the Company (the "Accountant"), prepare and deliver to OPG a statement of the Working Capital as of the Closing Date (the "Closing Statement"). The Closing Statement shall be prepared in accordance with GAAP (applied consistently with the Financial Statements defined below) subject to the definition of Working Capital, and OPG agrees to assist in the preparation of the Closing Statement if and to the extent requested by Purchaser or the Accountant. OPG shall have fifteen (15) days following delivery of the Closing Statement to OPG to review the working papers and books and records of the Company used to determine the Closing Statement. OPG shall notify the Company and Purchaser within fifteen (15) days of the delivery of the Closing Statement to OPG whether OPG agrees with or disagrees with the Closing Statement, including the determination of Working Capital. If Company and Purchaser receive notice of OPG's disagreement with the Closing Statement, then all parties shall make a good faith effort to reach agreement on the Closing Statement, including the determination of Working Capital, within five (5) days of all parties receiving notice of the disagreement. If the parties cannot reach such an agreement within such five-day period, then the parties shall mutually select an independent public accounting firm (the "Neutral Auditor") to determine the Closing Statement, including the Working Capital, and such determination shall be binding on all parties to this Agreement. The cost of such Neutral Auditor shall be borne by whichever of Purchaser or OPG had a greater differential between their proposed determination of Working Capital and that determined by the Neutral Auditor. No later than sixty-five (65) days following the Closing Date or, if applicable, as soon as practicable after a final determination by the Neutral Auditor:

     (i) If Working Capital exceeds the Estimated Working Capital Amount, Purchaser shall pay the amount of the Adjustment by wire transfer in immediately available funds to the account or accounts designated by OPG; or

    (ii) If the Estimated Working Capital Amount exceeds Working Capital, OPG shall pay the amount of the Adjustment by wire transfer in immediately available funds to the account or accounts designated by Purchaser.

    1.3  Closing.  The closing of the transactions contemplated by this Agreement shall take place simultaneously with the closing of the transaction set forth in the Asset Purchase Agreement (the "Closing"). The date of the Closing is sometimes referred to as the "Closing Date."

    1.4  Form of Documents.  At the Closing, the parties shall deliver the documents and shall perform the acts set forth in this Agreement. All closing documents shall be in form and substance satisfactory to OPG, the Company, and Purchaser.

    1.5  Company Assets.  The Company is the owner of certain sewer and water utility property and facilities located generally within the unincorporated master planned resort area commonly known as Port Ludlow, Jefferson County, Washington (the "MPR"), except with respect to certain wells, a reservoir, and appurtenant facilities located outside the MPR (over which the Company has rights and easements for use, operation, and maintenance), which consist of the Company's entire right, title, and interest in and to the following:

      1.5.1  Water Facilities, defined as the aggregate of the following:

         (i) The wells and reservoirs (both active and inactive) listed on Schedule 1.5.1(i)-1, shown on the map attached hereto as Schedule 1.5.1(i)-2, and located on the real property described on Schedule 1.5.1(i)-3 (the "Wells and Reservoirs"). The map attached hereto as Schedule 1.5.1(i)-2 is provided for illustrative purposes only, might not be accurate, and shall not bind either party.

        (ii) The infrastructure and water lines used to transfer water from the Wells and Reservoirs (and among the Wells and Reservoirs) to the platted lots and parcels within the MPR as shown on the map attached as Schedule 1.5.1(ii), including, without limitation, such easements or licenses as are used for the infrastructure and waterlines to cross or be placed on property not owned by the Company (the "Water Line Distribution System"). The map attached hereto as Schedule 1.5.1(ii) is provided for illustrative purposes only, might not be accurate, and shall not bind either party.

       (iii) The water permits, water certificates, and other water rights listed on Schedule 1.5.1(iii) relating to the withdrawal of water from the Wells and Reservoirs listed on Schedule 1.5.1(i) (the "Water Permits").

        (iv) All other permits (other than the Water Permits) listed on Schedule 1.5.1(iv) (the "Other Water Permits"), that are used to operate and maintain the Water Facilities.

        (v) All personal property owned by the Company and used in connection with the Water Facilities to maintain and operate the water distribution system, including without limitation the depreciated personal property listed on Schedule 1.5.1(v).

        (vi) All current customer accounts, including prepaid hookup fees, as shown on Schedule 1.5.1(vi) (which provides customer names, lots served, accounts receivable aging, and prepaid hookup and tariff fees, and variances from the Tariff Schedule defined below).

       (vii) The current tariff schedule filed with the Washington Utilities and Transportation Commission ("WUTC") attached hereto as Schedule 1.5.1(vii) ("Tariff Schedule").

      (viii) Any real property, franchise, patent, or technology rights not listed above that are owned by the Company and used in connection with the Water Facilities.

      1.5.2  Sewer Facilities, defined as the aggregate of the following:

         (i) The distribution and collection infrastructure used to transfer sewage wastewater from real property located within the MPR to the sewage treatment facility located on the Treatment Plant (as described in Section 1.5.2(ii)), including, without limitation, lift stations, as shown on the map attached hereto as Schedule 1.5.2(i), including without limitation such licenses and easements used for the infrastructure and sewer lines to cross or be placed on property not owned by the Company ("Sewer Line Distribution System"). The map attached hereto as Schedule 1.5.2(i) is provided for illustrative purposes only, might not be accurate, and shall not bind either party.

        (ii) The real property, improvements and equipment located on the Treatment Plant described on Schedule 1.5.2(ii) (the "Treatment Plant").

       (iii) The permits and licenses listed on Schedule 1.5.2(iii) (the "Sewer Permits") that permit the Company to operate the Treatment Plant and discharge sewage.

        (iv) All other permits (other than the Sewer Permits) listed on Schedule 1.5.2(iv) (the "Other Sewer Permits"), that are used to operate and maintain the Treatment Plant and the Sewer Line Distribution System.

        (v) All personal property owned by the Company and used in connection with the Treatment Plant and the Sewer Line Distribution System, including without limitation the depreciated personal property listed on Schedule 1.5.2(v).

        (vi) All current customer accounts, including prepaid hookup fees, as shown on Schedule 1.5.2(vi) (which provides customer names, lots served, accounts receivable aging, and prepaid hookup fees).

       (vii) The current rate schedule for sewer service, as shown on Schedule 1.5.2(vii) attached hereto.

      (viii) All rights in and to plans, specifications, and technology owned by the Company and used in connection with the Sewer Facility.

1.5.3  Other Company Property, defined as the aggregate of the following:

         (i) Those certain lots and parcels of real property not otherwise described on Schedule 1.5.1(i)-3 that are described on Schedule 1.5.3 attached hereto (the "Land and Improvements").

        (ii) All personal property owned by the Company but not listed on Schedule 1.5.1(v) or Schedule 1.5.2(v), including without limitation vehicles, maintenance equipment, small tools, inventories, office equipment, construction materials, spare parts and materials, equipment, computer hardware and software, security systems and files and records owned by the Company, including without limitation the depreciated personal property described on Schedule 1.5.3(ii) (collectively, together with Schedule 1.5.1(v) and Schedule 1.5.2(v), the "Personal Property").

       (iii) All contractual obligations and rights of the Company related to or used in connection with the Land and Improvements, the Water Facilities and the Sewer Facilities, including without limitation, development agreements, land use entitlement agreements, management agreements, service contracts, vendor agreements, equipment leases, Washington State Department of Natural Resources aquatic lands leases, settlement agreements, commitments to provide water or sewer utility services, and maintenance agreements, as generally described on Schedule 1.5.3(iii) ("Contracts").

        (iv) All copyrights, trademarks, tradenames, marketing materials, websites, and other intellectual property rights owned by the Company, including without limitation the right to use the name Olympic Water and Sewer, Inc., as described generally on Schedule 1.5.3(iv) ("Intellectual Property").

    The Other Company Property, the Water Facilities and the Sewer Facilities are sometimes herein collectively referred to as the "Property."

Section 2

INSPECTION AND CLOSING DELIVERIES

    2.1  Inspection of Company's Documents.  Between January 12, 2001, and April 2, 2001 (the "Inspection Period"), Purchaser and its agents had the opportunity to review and photocopy all documents in the possession of OPG, the Company, and the affiliates, parents, and subsidiaries of OPG and the Company, relating to the Company and the Property ("Company's Documents") except (i) materials or communications subject to attorney-client privilege; (ii) communications with other prospective purchasers of either the Company or all or any portion of the Property; (iii) the internal financial analysis of OPG and the affiliates, parents, and subsidiaries of OPG except for the Company, and (iv) materials or communications deemed confidential by OPG and the Company and that do not disclose material defects in the Company or in the Property. OPG and the Company make no representations or warranties, express or implied, as to the accuracy or completeness of Company's Documents except those prepared by OPG or the Company for Purchaser (such as financial information). OPG and the Company expressly disclaim any and all liability for representations or warranties, expressed or implied, contained in or for omissions from Company's Documents, except those prepared by OPG or the Company for Purchaser. Prior to the Closing, Purchaser agrees not to distribute Company's Documents to others (other than its consultants, affiliates, investors, advisors and their respective employees) in whole or in part at any time without the prior written consent of OPG or the Company, and to keep confidential all information contained therein or made available in connection with any further discussions relating to the Property. Company's Documents were delivered for the limited purpose of assisting Purchaser in deciding whether or not to proceed with its purchase of the Property and upon the express understanding that they will be used only for such purpose. Upon the termination of this Agreement, Purchaser shall return its copies of Company's Documents to OPG and the Company without retaining any copies thereof. Purchaser shall not distribute Company's Documents to more than ten (10) investors at a time and shall require all such investors to keep confidential all information contained therein.

    2.2  Inspection of Property.  During the Inspection Period, Purchaser at its sole expense inspected the physical condition of the Property, verified to its satisfaction the financial information provided to it, and conducted any environmental or other inspections as it deemed appropriate. Purchaser shall indemnify, defend and hold OPG and the Company harmless from any claims, liens, causes of action, or obligations that arise out of or are in any way related to Purchaser's activities on the Real Property prior to Closing, including without limitation OPG's and the Company's costs, expenses and attorney's fees, except: (i) to the extent such claims arise out of OPG's or the Company's negligence or (ii) the discovery and reporting as required by law of any hazardous or environmental condition on the Property. Notwithstanding anything to the contrary herein, this indemnity shall survive termination of this Agreement. Prior to the Closing, Purchaser may communicate with and retain OPG's and the Company's consultants regarding the condition of the Real Property. All consultants retained by Purchaser shall be compensated solely by Purchaser for their work. If this Agreement is terminated for any reason prior to Closing, then Purchaser shall cause its consultants to provide to OPG complete copies of any work product they have produced on behalf of Purchaser, provided that OPG shall compensate Purchaser's consultants for their reproduction costs. Purchaser shall cause all of its consultants to keep the transaction described in this Agreement completely confidential.

    2.3  Approval of Property Condition.  Based on its inspection of Company's Documents and the Property and subject to the terms and conditions of this Agreement and the schedules hereto, Purchaser approves Company's Documents and the Property. Such approval, and nothing else in this Section 2, in any way limits or impairs the warranties, representations and covenants of OPG or the Company in this Agreement.

    2.4  Purchaser's Deliveries.  At Closing, subject to the fulfillment or waiver of the conditions set forth in Section 5.2, Purchaser shall execute and deliver to OPG all of the following:

      (a) the Purchase Price as set forth in Section 1.2;

      (b) a certified copy of a resolution or other certificate in a form satisfactory to OPG, executed by Purchaser's managing member or other person or body having management authority, authorizing the execution, delivery, and performance of this Agreement by Purchaser;

      (c) a certified copy of Purchaser's certificate of limited liability company on file with the Secretary of State of California;

      (d) a certificate of existence of Purchaser, issued prior to the Closing Date by the Secretary of State of Washington;

      (e) a closing certificate executed by any officer of Purchaser specifically authorized to do so, on behalf of Purchaser, pursuant to which Purchaser represents and warrants to OPG that Purchaser's representations and warranties to OPG are true and correct in all material respects as of the Closing Date as if originally made on the Closing Date or, if any such representation or warranty is untrue in any material respect, specifying the respect in which it is untrue, that all covenants required by this Agreement to be performed by Purchaser on or before the Closing have been so performed, and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser; and

      (f)  such other documents from Purchaser as may reasonably be required in order to effectuate the transactions contemplated by this Agreement; and

    2.5  OPG's Deliveries.  At Closing, subject to the fulfillment or waiver of the conditions set forth in Section 5.1, OPG shall execute and deliver to Purchaser at Closing all of the following:

      (a) certificates representing the Shares, duly endorsed for transfer or accompanied by stock assignments in proper form and duly executed;

      (b) a certified copy of a resolution or other certificate in a form satisfactory to Purchaser, executed by OPG's managing member or other person or body having management authority, authorizing the execution, delivery, and performance of this Agreement by OPG;

      (c) a closing certificate duly executed by OPG, pursuant to which it represents and warrants to Purchaser that the representations and warranties of OPG and the Company to Purchaser are true and correct in all material respects as of the Closing Date as if originally made on the Closing Date or if any such representation or warranty is untrue in any material respect, specifying the respect in which it is untrue, that all covenants required by the terms of this Agreement to be performed by OPG or the Company on or before the Closing Date have been so performed, and that all documents to be executed and delivered by OPG and the Company at the Closing have been validly executed by each of OPG and the Company;

      (d) such other documents as may be reasonably required from OPG in order to effectuate the transactions contemplated by this Agreement.

    2.6  Company's Deliveries.  At Closing, subject to the fulfillment or waiver of the conditions set forth in Section 5.1, the Company shall execute and deliver to Purchaser all of the following:

      (a) all books and records of the Company;

      (b) resignations of the directors and officers of the Company effective as of Closing;

      (c) a certified copy of the Company's Articles of Incorporation and a copy of the Company's Bylaws certified to be true and correct by the Secretary of the Company;

      (d) a certificate of existence of the Company, issued not earlier than thirty (30) days prior to the Closing Date by the Secretary of the State of Washington;

      (e) an incumbency and specimen signature certificate with respect to the officers of the Company executing this Agreement, and any other document delivered under this Agreement, on behalf of the Company;

      (f)  a closing certificate duly executed by the President of the Company, on behalf of the Company, pursuant to which the Company represents and warrants to Purchaser that the representations and warranties of the Company to Purchaser are true and correct in all material respects as of the Closing Date as if originally made on the Closing Date or if any such representation or warranty is untrue in any material respect, specifying the respect in which it is untrue, that all covenants required by the terms of this Agreement to be performed by the Company on or before the Closing Date have been so performed, and that all documents to be executed and delivered by the Company at the Closing have been validly executed by a duly authorized officer of the Company;

      (g) the Material Consents required to be delivered by the Company pursuant to Section 4.4;

      (h) certified copies of the resolutions of the Company's board of directors authorizing the execution, delivery, and performance of this Agreement;

      (i)  A title certificate, endorsement, policy, or guarantee issued by Jefferson Title Company and dated as of Closing assuring Purchaser as to the Company's title to the real property described in this Agreement, in form and substance reasonably satisfactory to Purchaser;

         (j) such other documents as may be reasonably required from the Company in order to effectuate the transactions contemplated by this Agreement.

SECTION 3

REPRESENTATIONS AND WARRANTIES

    3.1  General Statement.  The parties make the representations and warranties to each other that are set forth in this Section 3. OPG and the Company acknowledge that the representations and warranties contained in this Agreement (the "Representations and Warranties") are material inducements to Purchaser entering into this Agreement. Each Representation and Warranty shall survive the Closing, subject to the limitations set forth herein. The representations and warranties of OPG and the Company in Sections 3.3.7, 3.3.9, 3.3.11, 3.4.3, 3.4.4, 3.4.5, 3.4.6 and 3.4.7 herein are based upon the current actual knowledge of (a) Thomas A. Griffin, who is President of the Company, and (b) Larry Smith, who is Vice President of the Company. OPG and the Company represent and warrant to Purchaser that Messrs. Griffin and Smith are Seller's officers most familiar with the condition, use, operation, and development of the Property. OPG and the Company have no obligation under this Agreement to undertake any investigation or take any affirmative action to acquire any knowledge, including without limitation the review of Company's Documents, other than a reasonable inquiry of the Company's current employees likely to possess knowledge. It is also understood that information contained in Company's Documents is not imputed to Messrs. Griffin or Smith except as and to the extent either of them has actual knowledge of such information. The use of the term "within this Agreement" shall mean "within this Agreement or any schedule hereto."

    3.2  Representations and Warranties of Purchaser.  Purchaser represents and warrants to OPG as follows:

      3.2.1  Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California. Purchaser has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser.

      3.2.2  No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement or for the consummation by Purchaser of the transactions contemplated by this Agreement except as described on Schedule 4.4.

      3.2.3  Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated by this Agreement, will conflict with or result in a breach of any of the terms, conditions, or provisions of Purchaser's organizational documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

      3.2.4  Purchaser is not a party to, or bound by, any material unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

      3.2.5  Purchaser has not dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser with respect to this transaction.

      3.2.6  Purchaser has been provided the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Purchaser has requested.

      3.2.7  The Shares will be acquired by Purchaser for its own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder. Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser understands that the Shares are not registered under the Securities Act and must be held indefinitely by Purchaser unless a registration statement covering the Shares is effective or an exemption from registration is available, and the certificates representing the Shares may contain a restrictive legend noting the restrictions on transfer described herein and under applicable federal and state securities laws and regulations.

    3.3  Representations and Warranties of the Company and OPG: Part I.  The Company and OPG jointly and severally represent and warrant to Purchaser as follows:

      3.3.1  Title to Shares.  Prior to and as of Closing, OPG shall be the legal and beneficial owner and registered holder of all of the Shares of the Company and all Shares will have been legally and validly issued, are fully paid and free of any interest or equity of any person (including without limitation to the generality of the foregoing, any right or option to acquire) or any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, claim, covenant, condition, or any other security agreement or any restriction of any kind or character whatsoever, including any escrow arrangement ("Encumbrance"). Prior to and as of Closing, OPG shall have the right to transfer to Purchaser complete and absolute legal and beneficial title to, and complete and absolute rights and interests in, the Shares free from any Encumbrance or any other restrictions on transfer (other than any restrictions under federal and state securities laws). Neither the Company nor OPG is a party to any option, warrant, purchase right, or other contract or commitment that could require the Company or OPG to sell, transfer, or otherwise dispose of any Shares (other than this Agreement). No person or entity (including, without limitation, OPG or employees, officers and directors of OPG or the Company) has any right, security interest, option, warrant, contract, commitment, equity, claim, or demand to acquire any additional Shares nor are there any preemptive rights in any issued or unissued capital stock or other securities of the Company. Neither the Company nor OPG is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares.

      3.3.2  Officers, Directors and Managers.  A true and correct listing of the officers and directors of the Company is attached hereto as Schedule 3.3.2.

      3.3.3  No Conflicts with Obligations.  The execution, delivery, and performance of this Agreement by the Company and OPG does not, and the consummation of the transactions contemplated hereby will not, violate or result in a breach of any provision of the Company's or OPG's organizational documents, or violate any provision of, constitute a default under, result in the acceleration of any obligation under, or result in the creation or imposition of any Encumbrance upon the Property of the Company under, any mortgage, lien, lease, contract, agreement, indenture, order, arbitration award, judgment or decree to which the Company or OPG is a party or by which either of them is bound, or violate any other restriction of any kind or character to which the Company or OPG is subject.

      3.3.4  Organization.  The Company is a corporation duly organized, existing and in good standing, under the laws of the State of Washington. The Company has all necessary power and authority under applicable corporate law and its organizational documents to own, lease, or operate the Property and to carry on its business as presently conducted. The Company does not conduct any business in any foreign jurisdiction where registration to do business would be required.

      3.3.5  Capitalization.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. The number of shares authorized, the number of shares issued and outstanding, the name of each individual, partnership, corporation, trust or other entity holding shares and the number of shares held by each, and the par value per share of the authorized capital stock of the Company are set forth in Schedule 3.3.5. All the issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, there are not, and on the Closing Date there will not be, any shares of capital stock of the Company authorized, issued, outstanding other than the Shares. or any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell any shares of the capital stock of the Company, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest of any corporation or have any direct or indirect equity or ownership interest in any other business.

      3.3.6  Authorization.  The Company has full corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Company in connection herewith have been (or upon execution will have been) duly executed and delivered by the President or other authorized officers of the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms. OPG has full power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Company in connection herewith have been (or upon execution will have been) duly executed and delivered by an authorized member or manager of OPG, have been effectively authorized by all necessary action, company or otherwise, and constitute (or upon execution will constitute) legal, valid, and binding obligations of the OPG and are enforceable against OPG in accordance with their respective terms.

      3.3.7  Consents; Approvals.  Except as provided in Schedule 4.4, no consent, authorization, order, or approval of, or filing or registration with, any governmental authority or other third party is required for the execution and delivery of this Agreement by the Company and OPG or for the consummation by the Company and OPG of the transactions contemplated by this Agreement.

      3.3.8  No Conflicts with Other Instruments.  The execution, delivery, and performance of this Agreement by the Company and OPG and the consummation of the transactions contemplated by this Agreement will not conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, or conflict with any contracts, agreement, indenture, or other instrument to which the Company or OPG is a party or by which the Company or OPG is bound, including (without limitation) the Company's Articles of Incorporation or Bylaws, OPG's operating agreement, or other organizational documents of the Company and OPG, or of any statute, administrative regulation, order, writ, injunction, judgment, or decree.

      3.3.9  Employment Matters.  With respect to the employees of the Company:

        (a)  Employees.  Schedule 3.3.9(a) contains a list of all employees of the Company. The Schedule correctly reflects, in all material respects, their salaries, other compensation, benefits, dates of employment, employment contracts (if any), and positions. No employee has any employment contract or similar arrangement with the Company except as noted in Schedule 3.3.9(a).

        (b)  Benefits.  Schedule 3.3.9(b) sets forth a general description of employee benefits, bonus plans, and any other employee benefit plan applicable to the employees of the Company ("Employee Benefits").

        (c)  Other Agreements.  The Company is not a party to or bound by a collective bargaining agreement or other union contract, and it has not been requested to enter into or be bound by any such agreement or contract and no effort is currently pending or threatened to organize the employees into a group bargaining unit. There is not pending or threatened any labor dispute, strike or work stoppage. The Company has complied with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, and the payment and withholding of taxes and other sums as required by appropriate governmental authorities, and has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees of the Company, and is not liable for any arrearages of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. There is no: (i) unfair labor practice complaint pending or threatened against the Company pending before the National Labor Relations Board or any state or local agency; (ii) pending or threatened labor strike or other material labor trouble affecting the Company; (iii) labor grievance pending or threatened against the Company; (iv) pending representation question respecting the employees of the Company; (v) pending or threatened arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party; or (vii) any pending or, to the knowledge of the Company, threatened claim against the Company regarding the discharge or dismissal of any employee. All reasonably anticipated obligations of the Company (whether arising by operation of law, by contract, by past custom or otherwise), for salaries, vacation and holiday pay, bonuses and other forms of compensation payable to the officers, directors or other employees of the Company in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the ordinary course of business in the Financial Statements for obligations accrued through the date thereof.

        (d)  Certain Liabilities.  The Company is not bound to make nor has proposed the making of any bonus or incentive or other similar payment to any employee at any future date or an increase in the compensation of any employee other than annual review increases in the usual and ordinary course of business. No employee, director, officer or shareholder of the Company, either individually or in any other capacity, has asserted any claim, and has no claim, of any kind whatsoever against the Company, except the right of its current salary or wages, any accrued vacation pay, any reimbursable expenses arising in the ordinary course of business, and other matters disclosed under this Agreement.

      3.3.10  Tax Matters.  For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, business and occupation, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the Company. With respect to all such Taxes:

        (a) The Company has filed or will file or cause to be filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed under federal, state, local or any foreign laws by the Company for all taxable periods ending on or prior to the Closing Date. All such Tax Returns were correct and complete in all material respects. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return except in connection with an extension to September 15, 2001, of the deadline for filing a Year 2000 federal income tax return. No claim has been made within the past six (6) years by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes that are due and payable. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there shall be no difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal and state income tax purposes. There are no liens for Taxes upon the assets of the Company except liens for real property taxes and assessments not yet due.

        (b) No deficiency or adjustment for any Taxes has been proposed or asserted in writing, or assessed against the Company and no federal, state or local audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment of collection of any Taxes, which waiver or consent remains in effect, has been executed by or on behalf of the Company, nor are any requests for such waiver or consent pending. Schedule 3.3.10(b) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31,1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. OPG has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1998.

        (c) The Company is not a party to any tax-sharing or allocation agreement, nor does the Company owe any amount under any tax-sharing or allocation agreement. The Company has not filed a consent under Section 341(f) of the Internal Revenue Code (the "Code")

    concerning collapsible corporations. The Company is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2). The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person other than Company, as a transferee or successor, by contract, or otherwise

        (d) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

        (e) Schedule 3.3.10(e) sets forth the depreciated basis of the Property as of December 31, 2000.

         (f) Notwithstanding the foregoing, Purchaser agrees that the Purchase Price has been reduced in the amount of US$66,120.00 for estimated potential federal income tax liability on revenue relating to prepaid utility hook-up fees received by the Company prior to Closing and recorded as deferred revenue on the Financial Statements, and Purchaser agrees that, as among the parties, the Company and OPG have satisfied the Company's obligation for the payment of federal income taxes relating to such revenue.

      3.3.11  Litigation and Claims.

        (a) Except for litigation or proceedings relating to the environment (which are exclusively provided for in Section 3.4.7 below), there is no litigation, proceeding, action, suit, arbitration, grievance or investigation, pending or threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which the Company or OPG is a party or that relates to the Company's business or operations or the consummation of the transactions contemplated by this Agreement. The Company is not a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to its properties, assets, personnel or business activities except as set forth on any schedule to this Agreement.

        (b) Except for laws, rules and regulations relating to the environment (which are the subject of separate representations and warranties in this Agreement), matters set forth on Schedule 3.3.11(b), and as otherwise disclosed in this Agreement, the Company is not in violation of any provision of any law, statute, decree, license, permit, order, or regulation (including, without limitation, those relating to antitrust or prohibiting other anti-competitive business practices, those relating to employment practices, such as discrimination, health and safety, and those relating to minority business enterprises) with respect to the Company's properties, operations, personnel, or business activities.

      3.3.12  Loans.  Except for loan obligations of the Company to Pope Resources, OPG, and other affiliates and subsidiaries of Pope Resources, which obligations shall be eliminated at or prior to Closing, there are no outstanding loans or obligations for repayment of any borrowed money by the Company, and there are no guarantees, endorsements or other obligations of the Company with respect to any indebtedness, obligation or liability of any party.

      3.3.13  Brokers and Finders.  Neither the Company nor OPG has dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment in connection with the transaction contemplated by this Agreement.

    3.4  Representations and Warranties of the Company and OPG: Part II.  The Company and OPG further represent and warrant (jointly and severally) to Purchaser as follows:

      3.4.1  Financial Statements.  The balance sheet of the Company as of December 31, 2000, the income statement of the Company for the fiscal year ended December 31, 2000, the balance sheet of the Company as of April 30, 2001, and the income statement of the Company for the fiscal quarter ended April 30, 2001 (copies of which are attached as Schedule 3.4.1), and the updated balance sheet of the Company as of Closing and the statement of earnings of the Company for the period ended as of the Closing have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are true, complete and accurate and present fairly the financial position of the Company as of the dates of the balance sheets and the income statements except with respect to OPG's obligations to the Company under the Revolving Note, the Company's obligations to ORM, Inc., under the BSA, and understated deferred revenue in the amount of US$130,000.00 attributable to prepaid utility hook-up fees received by the Company and recorded as revenue instead of deferred revenue. The financial statements described in this Section 3.4.1 are referred to in this Agreement as the "Financial Statements."

    The Company is subject to no contract, agreement, purchase order, lease, license, indenture, commitment, or other liability that should have been accrued under generally accepted accounting principles except as set forth on the Financial Statements and (i) liabilities accrued since the date of the Financial Statements, all of which are listed on Schedule 3.4.1-A, (ii)  liabilities arising under the Contracts, the BSA, and the Revolving Note, (iii) liabilities relating to the Property that are disclosed in the real property records of Jefferson County, Washington, and (iv) agreements, contracts, commitments, or other liabilities that total in the aggregate less than $10,000.

    OPG and the Company project that the updated balance sheet of the Company as of Closing for the period ended as of the Closing Date shall be as shown on Schedule 3.4.1-B (the "Pro Forma Balance Sheet").

      3.4.2  Accounts Receivable.  Schedules 1.5.1(vi) and 1.5.2(vi) fairly reflects in all material respects all notes and accounts receivable of the Company except notes and accounts receivable due from Pope Resources, OPG, and other affiliates and subsidiaries of Pope Resources, which obligations shall eliminate at or prior to Closing, and are valid receivables subject to no setoffs or counterclaims. All accounts receivable are less than 30 days overdue except as otherwise stated on Schedules 1.5.1(vi) and 1.5.2(vi) .

      3.4.3  Fixed Assets.

        (a) Except as described on Schedule 3.4.3(a), the Property in all material respects is free from material defects that would impair its use. As used within this section, "material defects" means a defect resulting in a liability or loss to Purchaser of more than One Hundred Thousand Dollars (US$100,000.00) in each instance and One Million Dollars (US$1,000,000.00) in the aggregate, which aggregate shall include and be satisfied by liabilities and losses to Purchaser resulting from material defects in the Property under Section 8.1.1(e) of the Asset Purchase Agreement. The inclusion of a defect on Schedule 3.4.3(b) does not mean that the defect is material. The Company has the legal or equitable right to maintain and operate the Wells and Reservoirs, Water Line Distribution System, and Sewer Line

    Distribution System within the real property within which such facilities are located, subject to matters of record and those matters described on Schedule 3.4.3(a).

        (b) The Company owns all of the Property free and clear of all liens except for leased Equipment disclosed in Schedule 1.5.3(iii).

        (c) The Water Facilities and the Sewer Facilities are, together with all other Property necessary to their maintenance, operation, and use, sufficient (i) to serve all present customers of the Company, and (ii) to satisfy all legal and regulatory requirements applicable to the Company's operations and the condition of its properties and facilities.

        (d)  Schedule 1.5.3(iii)  discloses obligations of the Company to provide future sewer or water utility services to Thomas Hanson, Mark Moriarty, and Albert Loomis IV.

        (e) Thomas A. Griffin, who is President of the Company, and Larry Smith, who is Vice President of the Company, presently maintain offices in portable trailers owned by OPG and located upon a portion of the Village Center, in which the Company holds no leasehold interest.

      3.4.4  Conduct of Business.  Since December 31, 2000, the Company has not: (i) sold or transferred any material portion of the assets of the Company, except personal property in the usual and ordinary course of business; (ii) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God; (iii) made any material change in the conduct or nature of its business or operations; (iv) waived any material rights arising out of the conduct of, or with respect to, its business or operations; (v) commenced or continued any capital improvement projects that have not been completed; (vi) suffered or been threatened with any adverse change with respect to the business or financial condition of the Company that would have a Material Adverse Effect (as hereinafter defined); or (vii) without limitation by the enumeration of any of the foregoing, entered into any material transaction or incurred any liabilities other than in the usual and ordinary course of business. "Material Adverse Effect" means a material adverse effect on the business, operations or financial condition of the Company, taken as a whole.

      3.4.5  Contracts.

        (a) All contracts and agreements set forth on Schedule 1.5.3(iii) ("Contracts") are in full force and effect and valid, binding, and enforceable agreements of the Company and the other parties thereto. There has not occurred any default under any Contract on the part of the Company or on the part of the other parties thereto, and no event has occurred that, with the giving of notice or the lapse of time, or both, would constitute any default under any Contract.

        (b) The Company is party to the BSA, under which ORM, Inc., an affiliate of the Company, provides the following services to the Company in exchange for fees: agency billing and collection services, purchase agency services, common paymaster services, payroll services, accounting and bookkeeping services, corporate affairs services, and human resources services. The BSA will be terminated effective on the Closing Date, and ORM, Inc., thereafter will not provide these services to the Company.

        (c) Schedule 1.5.3(iii) includes, without limitation, every contract, agreement, purchase order, lease, license, indenture or commitment except the BSA that is material to the Company's business and operations as presently conducted. True and complete copies of each of the Contracts described in Schedule 1.5.3(iii), or where they are oral, true and complete written summaries thereof, have been delivered to Purchaser by the Company.

      3.4.6  Permits and Licenses.  Schedules 1.5.1(iii), 1.5.1(iv), 1.5.1(vii), 1.5.2(iii), 1.5.2(iv) , 1.5.3(iii), and 3.4.6 contain lists of every current and material license, permit, or governmental approval, order, directive, and agreement applied for, pending, issued or given to the Company with respect to its conduct of its business or operations (the "Permits"). The Company has and holds all material licenses, permits, and governmental approvals and authorizations that are required in order to operate its business as presently conducted except for the apparent lack of subdivision approvals of Jefferson County relating to certain Wells and Reservoirs. Except as shown on the schedules described above, all of the issued Permits are in full force and effect; there is not any claim, notice or proceeding pending or threatened to revoke, terminate, or cancel any Permit nor will the transactions contemplated by this Agreement cause such revocation, termination or cancellation; and the Company is in substantial compliance with all such Permits. Except as shown on Schedule 3.4.6, there are no applications pending for any new Permits or to amend any existing Permits and the Company has done nothing in the conduct of its business or operations that requires any new Permit or any change or amendment to any existing Permit. Except as disclosed on Schedule 4.4 with respect to required consents and notices, the sale and transfer contemplated herein will not limit or impair the validity or effectiveness of any Permit.

      3.4.7  Environmental Provisions.

        (a) Except as disclosed in the reports, assessments, and studies described on Schedule 3.4.7(a) or otherwise within this Agreement, (i) the Company is in compliance in all material respects with all applicable federal, state, and local laws and regulations relating to pollution, protection of human health and the environment, including without limitation laws and regulations relating to the storage, handling, use or disposal of Hazardous Substances (as defined below), which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required to conduct its business and its compliance with the terms and conditions thereof, and (ii) the Company has not received any communication (written or oral) that alleges an unresolved environmental claim against the Company, or alleges that the Company is not presently in compliance with environmental laws, and, to OPG's current actual knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. Schedule 3.4.7(a) lists all reports and assessments made by or at the request of the Company or OPG or filed by the Company with any regulatory body since December 12, 1985, relating to the compliance by the Company with all applicable and material environmental and health laws, rules and regulations.

        (b) Except as disclosed on Schedule 3.4.7(b) or otherwise within this Agreement, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any material claim against the Company or, to the Company's current actual knowledge against any person or entity whose liability for any claim the Company has or may have retained or assumed either contractually or by operation of law. For the purposes hereof, "Hazardous Substances" shall mean asbestos, petroleum and petroleum derivatives and products, and any substance, chemical, waste or other material that is listed, defined or otherwise identified as "hazardous" or "toxic" under any federal, state or local ordinance or law or any administrative agency rule or determination applicable to the Property, except for processing and discharge of effluent that has been done strictly in compliance with the Permits.

        (c) Without in any way limiting the generality of the foregoing, except as expressly described on Schedule 3.4.7(c) or otherwise within this Agreement, (i) there are no on-site or off-site locations where the Company or OPG has stored, disposed of or arranged for the disposal of Hazardous Materials or sludge from the Sewer Facility, (ii) there are no underground storage tanks located on property owned or leased by the Company, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company; (iv) no polychlorinated byphenyls (PCB's) are used or stored at any property owned or leased by the Company, and (v) the Company possesses all manifests, material safety data sheets, hazard communications program documents and all other records required to be retained in compliance with the environmental laws.

      3.4.8  Insurance.  The Company has maintained and will maintain until Closing (i) property and casualty insurance covering all major facilities, equipment and real property of the Company (including buildings, improvements, and fixtures) against risks covered under fire and extended coverage policies for full replacement cost, (ii) liability insurance in an amount of not less than $1,000,000.00 per person and per occurrence, and (iii) worker's compensation insurance and surety bonds reasonable and customary for the business and operations of the Company (and in any case in scope and amounts meeting any and all legal or regulatory requirements). The Company is not in default with respect to any material provision contained in any insurance policy nor has the Company failed to give any notice or present any claim thereunder in due and timely fashion and no cancellation or non-renewal has been threatened or occurred with respect to any policy. The Company has during the past seven (7) years continuously maintained insurance (including without limitation liability, property, casualty and workmen's compensation insurance) in scope and amounts customary and reasonable for its operations and business and consistent with any and all legal or regulatory requirements.

    3.5  Indemnity for Breach of Representations and Warranties.  Purchaser shall defend, indemnify, and hold OPG, its affiliates, directors, employees, managers, members, officers, parents, partners, and subsidiaries, harmless from and against any and all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Company or the Property that arise from or relate to a liability or loss arising after the Closing Date from the breach of any covenant, agreement, representation, or warranty of Purchaser made herein.

    Subject to the limitations set forth in Section 3.7, OPG shall defend, indemnify, and hold Purchaser, its affiliates (including the Company after Closing), directors, employees, managers, members, officers, parents, partners, and subsidiaries, harmless from and against any and all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Company or the Property that arise from or relate to a liability or loss arising after the Closing Date from the breach of any covenant, agreement, representation, or warranty of OPG or the Company made herein.

    3.6  Indemnity for Certain Environmental Liabilities.  Subject to the limitations set forth in Section 3.7, OPG shall defend, indemnify, and hold Purchaser, its affiliates (including the Company after Closing), directors, employees, managers, members, officers, parents, partners, and subsidiaries, harmless from and against any and all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Company or the Property that arise from or relate to a liability or loss arising after the Closing Date from (i) the remediation (including without limitation monitoring) or cleanup of any Hazardous Substances Problem (as defined below) resulting from the use, storage, handling, disposal or release of Hazardous Substances by the Company that occurred or is alleged to have occurred on or before the Closing Date, provided that such Hazardous Substance Problem was not disclosed to Purchaser in the reports and studies listed on Schedules 3.4.7(a) or otherwise in writing prior to expiration of the Inspection Period; or (ii) any claim, demand or action made or commenced by a third party (including without limitation any governmental agency) against

Purchaser resulting from the use, storage, handling, disposal or release of Hazardous Substances by the Company that occurred or is alleged to have occurred on or before the Closing Date.

    3.7  Limitations on OPG's Indemnity Obligations.

      3.7.1  All Matters Except Environmental Matters.  OPG's liability for breach of any representation or warranty made herein except those relating to environmental matters under Section 3.4.7, those arising under Section 3.6, and those relating to tax liabilities under Section 3.3.10 shall apply and be enforced only to the extent that the aggregate liability, loss or cost to Purchaser together with the aggregate liability, loss or cost to Purchaser as Buyer for Seller's Indemnification Liabilities under Section 11.2.1(i) of the Asset Purchase Agreement (as to breach of any representation or warranty made therein, and as to breach of any agreement or covenant to be performed by Seller therein at or before Closing) exceeds Fifty Thousand Dollars (US$50,000.00) and is asserted against or incurred by Purchaser within two (2) years after the Closing Date. For purposes of this section, it is understood that a representation or warranty has been "breached" if such representation or warranty was inaccurate or untrue in any material respect when made. "Asserted against or incurred by Purchaser" shall mean Purchaser actually has incurred the liability, loss or cost and either (a) has commenced litigation against OPG regarding it, or (b) is a defendant in litigation brought by a third party regarding it, of which OPG has actual notice, within the two (2) year limitation period.

      3.7.2  Environmental Matters.  OPG's liability for breach of any representation or warranty made herein and relating to environmental matters under Section 3.4.7 and OPG's liability under Section 3.6 shall apply and be enforced as to claims first made by Purchaser directly against OPG, its affiliates, directors, employees, members, officers, partners, and subsidiaries, only to the extent that the liability, loss or cost is first asserted against or incurred by Purchaser within eight (8) years after the Closing Date. OPG's liability for breach of any representation or warranty made herein and relating to environmental matters under Section 3.4.7 and OPG's liability under Section 3.6 shall apply and be enforced as to claims first made by third parties against Purchaser more than eight (8) years after the Closing Date except to the extent that the aggregate liabilities of OPG, its affiliates, directors, employees, members, officers, partners, and subsidiaries for such claims together with the aggregate liabilities of Seller, its affiliates, directors, employees, members, officers, partners, and subsidiaries for Hazardous Substances claims first made more than eight (8) years after the Closing Date under the Asset Purchase Agreement exceed One Million Dollars ($1,000,000) in the aggregate. For purposes of this section, it is understood that a representation or warranty has been "breached" if such representation or warranty was inaccurate or untrue in any material respect when made. "Asserted against or incurred by Purchaser" shall mean Purchaser actually has incurred the liability, loss or cost and either (a) has commenced litigation against OPG regarding it, or (b) is a defendant in litigation brought by a third party regarding it, of which OPG has actual notice, within the eight-(8) year limitation period.

    3.8  Release.  Purchaser hereby waives, releases, acquits, and forever discharges OPG, its affiliates, directors, employees, managers, members, officers, parents, partners, and subsidiaries, of and from all claims, demands, damages, losses, liens, liabilities, fines, penalties, monitoring costs, response costs, and any other costs and expenses (including attorney's fees and costs and fees of consultants) relating to the Company or Property that are incurred by the Company or Purchaser after the Closing Date except as to (a) costs, expenses, and liabilities of the Company or Purchaser for which OPG is obligated to defend, indemnify, and hold Purchaser harmless under Sections 3.5 and 3.6, including without limitation OPG's direct liability to Purchaser for breach of any representation or warranty in this Agreement or for breach of any covenant or agreement to be performed by OPG at or before Closing, subject to the limitations set forth in Section 3.7, and (b) any obligation of OPG described within this Agreement that by its express terms is to be performed after the Closing Date. Purchaser's release under this paragraph shall not take effect as to any matter that is the subject of pending litigation between Purchaser and OPG as of the date on which the applicable limitations period described in Section 3.7 ends until dismissal, final judgment, or other resolution of such litigation.

Section 4

COVENANTS

    4.1  Conduct of Business of the Company Pending the Closing.  OPG and the Company agree that from the date of this Agreement until the Closing Date:

      4.1.1  OPG and the Company will use their best efforts to take all action and to do all things necessary and proper in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 5 below).

      4.1.2  OPG shall cause the Company to give to Purchaser's officers, employees, agents, attorneys, consultants, accountants and financial advisors access to the properties, books, contracts, documents, records, information, and personnel of the Company as provided under Section 2.1.

      4.1.3  Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, the Company shall not:

        (a) amend its Articles of Incorporation or Bylaws;

        (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, or amend any of the terms of any such securities or agreements outstanding as of the date of this Agreement, except as contemplated by this Agreement;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities;

        (d) incur or assume any debt except in the ordinary course of business;

        (e) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business;

         (f) make any loans, advances or capital contributions to, or investments in, any other person or entity except in the ordinary course of business;

        (g) incur or commit to incur any capital expenditures that are not approved by Purchaser except in the ordinary course of business;

        (h) sell or transfer any material asset or property (including sales or transfers to affiliates), except for sales of personal property in the usual and ordinary course of business that is replaced with personal property of like kind and value, cash applied in payment of the Company's liabilities in the usual and ordinary course of business, and dividends allowed to shareholders hereunder;

         (i) make any increase in the level of compensation to its officers, or increase the level of compensation payable to other employees;

         (j) sell or transfer, by license or otherwise, any portion of the technical know-how, patents, trademarks, copyrights, or other intellectual property;

        (k) make or commit to make any distribution to its shareholders except for distributions of cash and cash equivalents to OPG at or prior to Closing in the amount of payments by OPG to the Company in settlement of obligations of OPG to the Company under the Revolving Note, which OPG shall pay in full at or prior to Closing;

         (l) enter into any new contracts or agreements other than hook-up commitments, acquisition of supplies, and orders pertaining to the maintenance or servicing of the Company's assets in the usual and ordinary course of business.

Notwithstanding the foregoing, the Company may (1) pay fees to ORM, Inc., earned in the ordinary course of business prior to Closing under the BSA, (2) terminate the BSA at or prior to Closing, and (3) pay dividends to OPG not to exceed the amount of principal, interest, and other charges paid by OPG to the Company at or prior to Closing under the Revolving Note.

      4.1.4  Except as expressly provided in this Agreement, the Company shall, and OPG shall cause the Company to, conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company shall, and OPG shall cause the Company to, use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, lessors and others having business relationships with it. Notwithstanding the foregoing, the Company may terminate the BSA at or prior to Closing.

      4.1.5  The Company may enter into an agreement with Pope Resources at or prior to Closing regarding the management after Closing of certain sewer and water utility facilities located in Port Gamble, Kitsap County, Washington, in the form of Schedule 4.1.5 or as otherwise may be mutually satisfactory to Pope Resources, the Company, and Purchaser in their reasonable discretion (the "Port Gamble Maintenance Agreement").

    4.2  Financial Statements.  The Company shall furnish to Purchaser promptly (but in no event later than three (3) business days after the preparation of such statements) monthly and quarterly financial statements of the Company to the extent prepared by the Company in accordance with its usual business practices.

    4.3  Regulatory Filings.  The parties will make or cause to be made all filings and submissions under laws and regulations applicable to them, if any, as may be required of them for the consummation of the sale of the Shares pursuant to this Agreement The parties will coordinate and cooperate with one another in exchanging such information and reasonable assistance as the other may request in connection with all of the foregoing.

    4.4  Third Party Consents.  Without penalty or amendment to the underlying Agreement, each party shall use its best efforts to obtain, as soon as reasonably practicable, all material permits, authorizations, consents, waivers and approvals from third parties or governmental authorities and to provide all required notices necessary to consummate this Agreement and the transactions contemplated by this Agreement, including, without limitation, any material permits, authorizations, consents, waivers, approvals, and notices required in connection with the sale of the Shares, the transfer of the Water Facilities and the Sewer Facilities, and any consents, waivers, approvals, and notices required to assign the Washington State Department of Natural Resources aquatic lands lease. Such permits, authorizations, consents, waivers, approvals, and notices are set forth on Schedule 4.4 and are referred to as the "Material Consents" and must be obtained prior to the Closing Date. Promptly following the execution and delivery of this Agreement, OPG and Purchaser shall cooperate with each other in obtaining the Material Consents. The forms of consent shall be reasonably acceptable to Purchaser.

    4.5  Reserved.

    4.6  Material Changes.  OPG also shall give Purchaser prompt written notice if OPG, after the date this Agreement is executed by OPG, discovers or learns of any fact or occurrence that would make any of OPG's warranties and representations materially inaccurate if such warranty or representation were made on or after the date OPG discovered or learned of such fact or occurrence.

    4.7  Employees.  Schedule 3.3.9(a) sets forth a list of all employees of the Company ("Employees"). Schedule 3.3.9(b) sets forth a general description of employee benefits, bonus plans, and any other employee benefit plan applicable to the employees of the Company ("Employee Benefits"). OPG and the Company shall cooperate with Purchaser after May 11, 2001, to further Purchaser's efforts to enter into employment agreements with any Employees designated by Purchaser. Purchaser agrees to maintain the existing Employee Benefits of Employees of the Company after the Closing Date. Any health plans applicable to the Employees after the Closing Date shall waive all pre-existing condition limitations for all such Employees that are covered by the health care plans of OPG, the Company, or any affiliate, parent, or subsidiary of OPG or the Company as of the Closing Date and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility period for coverage. In addition, Purchaser shall credit all payments made by the Employees toward deductible, co-payment and out-of-pocket limits under existing health care plans for the plan year that includes the Closing Date as if such payments had been made for similar purposes under post-closing health care plans during the plan year that includes the Closing Date, with respect to Employees employed by Purchaser as of the Closing Date. For each Employee employed on the Closing Date, Purchaser shall (i) permit such Employee to participate in Purchaser's employee benefit plans to the same extent as similarly situated employees of Purchaser and their dependents; and (ii) give each such Employee credit for his or her past service with the Company as of the Closing Date for purposes of eligibility and vesting, but not for benefit accrual purposes, under Purchaser's employee plans and compensation arrangements in accordance with Purchaser's standard practices. Purchaser otherwise shall have no liability for pre-Closing accrued vacation time, severance, pension plans, welfare plans, and employment related claims and similar matters with respect to any of the Employees. Purchaser shall be liable for pre-Closing accrued sick leave, for which the Purchase Price has been reduced in the amount of US$16,000.00.

    4.8  Post-Closing Covenants.  The parties to the Agreement agree as follows with respect to the period following the Closing.

      4.8.1  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to the Agreement will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party. OPG acknowledges and agrees that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company, subject to the obligations of Purchaser under Section 7 to make such documents (to the extent prepared by the Company or OPG prior to the Closing) available to OPG after the Closing.

      4.8.2  Transition.  OPG will not take and will not cause or permit the Company to take, any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. OPG and the Company will refer all customer inquiries relating to the businesses of the Company to Purchaser from and after the Closing.

      4.8.3  Confidentiality.  OPG shall use best efforts and due diligence to keep all information concerning the businesses and affairs of the Company that is not already generally available to the public confidential and private.

SECTION 5

CONDITIONS TO CLOSING

    5.1  Conditions to OPG's and the Company's Obligations.  The obligations of OPG and the Company to close the transactions contemplated by this Agreement are subject to fulfillment of all of the following conditions precedent on or prior to the Closing Date:

        (a) The representations and warranties made by Purchaser shall have been true in all material respects when made and shall be true in all material respects as if originally made on and as of the Closing Date, and Purchaser shall so certify in form and substance reasonably satisfactory to OPG.

        (b) All material obligations and covenants of Purchaser to be performed under this Agreement through, and including on, the Closing Date (including, without limitation, all obligations that Purchaser would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) shall have been performed in all material respects.

        (c) No injunction shall have been entered by a court of competent jurisdiction and be in effect that would restrain or prohibit the consummation of the transactions contemplated by this Agreement.

        (d) Purchaser as buyer and OPG and its affiliates as seller shall have simultaneously closed the Asset Purchase Agreement.

        (e) Purchaser, the Company, and OPG shall have timely given all notices required by all applicable laws, ordinances, regulations, and agreements relating to the transactions contemplated by this Agreement and shall have timely obtained all consents required by all applicable laws, ordinances, regulations, and agreements relating to the same.

    5.2  Conditions to Purchaser's Obligations.  The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions precedent on or prior to the Closing Date:

        (a) Purchaser as buyer and OPG and its affiliates as seller shall have simultaneously closed the Asset Purchase Agreement.

        (b) The representations and warranties made by the Company and OPG in this Agreement shall be true in all material respects when made and shall be true in all material respects as if originally made on and as of the Closing Date, subject (with respect to their truth and correctness on and as of the Closing Date) to changes in the ordinary course of business, provided that such changes have no material adverse effect on the financial condition, operations, or assets of the Company and do not result from, create, or constitute a breach or default by OPG or the Company hereunder. OPG and the Company at Closing shall also certify the foregoing matters in form and substance reasonably satisfactory to Purchaser, which certification shall specify in reasonable detail any changes in the ordinary course of business that affect the truth or correctness of any representations and warranties on and as of the Closing Date.

        (c) All material obligations and covenants of the Company and OPG to be performed under this Agreement through, and including on, the Closing Date (including, without limitation, all obligations that the Company and OPG would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) shall have been performed in all material respects.

        (d) No injunction shall have been entered by a court of competent jurisdiction and remain in effect that would restrain or prohibit the transactions contemplated by this Agreement.

        (e) Since the date of this Agreement, the Company shall not have suffered any material change in the financial condition, business, or operations of the Company or suffered any material damage or loss having, or reasonably expected to have, any Material Adverse Effect on the business or operations of the Company.

         (f) Purchaser, the Company, and OPG shall have timely given all notices required by all applicable laws, ordinances, regulations, and agreements relating to the transactions contemplated by this Agreement and shall have timely obtained all consents required by all applicable laws, ordinances, regulations, and agreements relating to the same.

        (g) The Company shall have obtained and delivered to Purchaser a written consent for the assignment of the Washington State Department of Natural Resources aquatic lands lease, and, if requested by Purchaser's lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such lease, in form and substance satisfactory to Purchaser and Purchaser's lender.

        (h) The Company shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that Purchaser is exempt from withholding any portion of the Purchase Price thereunder (the "FIRPTA Affidavit").

         (i) No damage or destruction or other change shall have occurred with respect to any of the Property or any portion thereof that, individually or in the aggregate, that would have a material adverse effect on the use or occupancy of the Property or the operation of the Company's business as currently conducted thereon.

         (j) Transnation Title shall be ready and willing to issue to the Company a standard ALTA Owner's title policy in the amount of the purchase price, insuring the Company's title to all Water Facilities, Sewer Facilities, and land used in connection therewith, subject only to exceptions that are satisfactory to Purchaser in its reasonable discretion (and in any case subject to no deeds of trust, mortgages, mechanics liens, or other liens for security purposes other than liens for non-delinquent property taxes). Such policy shall also be in form and substance satisfactory to Purchaser in its reasonable discretion and shall include such coverages and endorsements as Purchaser may reasonably request. The foregoing notwithstanding, if Transnation Title for any reason is not ready and willing to issue the title policy described above, this condition may be satisfied by OPG's delivery of an instrument warranting to Purchaser and the Company that the Company owns good and marketable fee title to all real property (including buildings, improvements and structures) constituting the Water Facilities and the Sewer Facilities, other than for specified Wells and Reservoirs owned pursuant to easement rights, subject to (i) no liens or encumbrances for debt or monetary security other than non-delinquent taxes, (ii) no easements, use rights or other encumbrances adversely affecting the use, operation or maintenance of such real property (or any buildings, improvements, structures or facilities thereon), and (iii) with respect to specified Wells and Reservoirs, the subdivision problem described in Section 3.4.6, provided, however, that OPG shall cooperate with the Purchaser to cure the subdivision problem at Closing.

SECTION 6

DISCLOSURE AND RELEASE

    Purchaser acknowledges that OPG has disclosed to Purchaser the condition of the Company and the Property by providing to Purchaser the following documents and information (collectively, the "Disclosures"): the schedules hereto, Company's Documents, the right to interview the consultants and employees of OPG, the Company, and their affiliates, parents, and subsidiaries, and the right to enter upon, inspect, study, survey, and conduct tests upon the Property, all prior to the time when Purchaser was irrevocably committed to complete the purchase of the Company under this Agreement. Purchaser further acknowledges that Purchaser has acquired information regarding the condition of the Company and the Property from the inspections, studies, surveys and tests upon the Property conducted by Purchaser and its agents, contractors, consultants, and employees. All documents and information disclosed to Purchaser in connection with this Agreement and relating to the Company and the Property are referred to herein as the "Disclosures."

    Purchaser acknowledges and agrees that the Disclosures disclose material information about the Company and the condition of the Property and that OPG makes no covenant, representation, or warranty as to the suitability of the Property for any purpose or as to the condition of the Company or the Property except as expressly set forth in this Agreement. Purchaser hereby waives all objections and complaints regarding the condition of the Company and the Property, including without limitation objections and complaints relating to surface and subsurface conditions, except as provided in any covenant, representation, or warranty in this Agreement. Purchaser agrees that it is purchasing the Company and the Property in its present condition, AS IS, subject only to the covenants, representations, and warranties provided by OPG and the Company in this Agreement; provided that nothing in this Agreement shall be deemed a waiver or release of any claims or rights that Purchaser may have against any third party, including without limitation any prior owner of the Company and any portion of the Property. Purchaser assumes the risk that adverse conditions may not have been revealed by its own investigation or by the Disclosures. Purchaser hereby waives, releases, acquits, and forever discharges OPG of and from any and all claims, actions, demands, rights, damages, costs of response or remedial action, or expenses whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, including claims of third parties, that now exist or that may arise in the future on account of or in connection with the condition of the Company or the Property, including without limitation any surface or subsurface contamination, and including without limitation all claims for statutory or contractual right of contribution under any state of federal hazardous substance law or regulation.

    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, OPG AND THE COMPANY MAKE NO COVENANTS, REPRESENTATIONS, OR WARRANTIES WITH RESPECT TO: (I) THE CONDITION OF THE REAL OR PERSONAL PROPERTY OR ANY BUILDINGS, STRUCTURES, OR IMPROVEMENTS ON THE REAL PROPERTY OR THE SUITABILITY OF THE REAL PROPERTY FOR HABITATION OR FOR PURCHASER'S INTENDED USE OR FOR ANY USE WHATSOEVER; (II) ANY APPLICABLE BUILDING, ZONING, OR FIRE LAWS OR REGULATIONS, OR WITH RESPECT TO COMPLIANCE THEREWITH, OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENTAL AGENCY; (III) THE EXISTENCE OF ANY WATER, SEWER OR OTHER UTILITY DISTRICT; OR (IV) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES; (V) THE PRESENCE OF ANY UNDERGROUND STORAGE TANKS OR ASBESTOS; OR (VI) COMPLIANCE OF THE PROPERTY WITH THE TERMS OF THE AMERICANS WITH DISABILITIES ACT. PURCHASER WAIVES ALL CLAIMS AGAINST OPG, KNOWN OR UNKNOWN, WITH RESPECT TO THE COMPANY AND THE PROPERTY, INCLUDING CLAIMS FOR CONTRIBUTION THAT PURCHASER MIGHT HAVE AGAINST OPG UNDER FEDERAL OR STATE ENVIRONMENTAL REGULATIONS AND STATUTES IN CONNECTION WITH CLEAN UP COSTS RELATED TO HAZARDOUS SUBSTANCES

DEPOSITED OR RELEASED ON THE PROPERTY, AND PURCHASER ASSUMES THE RISK OF ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE UNDER OPG'S COVENANTS, REPRESENTATIONS, AND WARRANTIES HEREIN. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS HAD THE OPPORTUNITY TO INSPECT AND REVIEW THE CONDITION OF THE COMPANY AND THE PROPERTY AND, EXCEPT FOR THE COVENANTS, REPRESENTATIONS, AND WARRANTIES OF OPG HEREIN, IS RELYING ENTIRELY THEREON, ON ANY CONSULTANTS THAT PURCHASER RETAINS, AND ON THE DISCLOSURES.

    Anything above to the contrary notwithstanding, nothing in this Section 6 in any way limits or impairs the warranties, representations, and covenants to the contrary that are expressly made by OPG and the Company in this Agreement, or any other obligation of OPG and the Company to Purchaser set forth in this Agreement.

    The terms and conditions of this Section 6 shall survive the closing or termination of this Agreement and shall benefit and bind the successors and assigns of Purchaser and OPG.

SECTION 7

TAX RETURNS, COOPERATION, AND DOCUMENT RETENTION

    7.1  Certain Tax and Other Matters.  For all taxable periods ending December 31, 2000, and earlier, the Company shall have prepared or will have prepared and filed prior to Closing all Tax Returns in which are included the results of operation of the Company and shall pay all taxes shown on such Tax Returns. The Company shall maintain reasonable and customary tax reserves for payment of such Taxes. After the Closing Date, Purchaser shall prepare and file on a timely basis, all Tax Returns in which are included the results of operation of the Company, for all taxable periods ending after December 31, 2000, and all other Tax Returns of the Company, and shall be responsible for and shall pay all Taxes shown due thereon. All Tax Returns of the Company filed after the Closing Date with respect to taxable periods ending before or including the Closing Date shall be prepared in a manner consistent with returns filed prior to the Closing Date.

    7.2  Certain Information.  Purchaser, the Company and OPG agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records pertinent to the Company and assistance relating to the Company) as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, provided, that access shall be limited to items pertaining solely to the Company. OPG shall grant access to Purchaser to all Tax Returns filed with respect to the Company.

    7.3  Document Retention.  Purchaser shall preserve and retain all documents provided by OPG to Purchaser, including without limitation all copies and originals of Company's Documents, at a secure administrative office or storage facility within Jefferson County, Kitsap County, or King County, Washington, for a period not less than ten (10) years after the Closing Date (the "Document Retention Period"). During the Document Retention Period, upon the prior written request of OPG, Purchaser shall allow OPG to inspect and copy any and all of Company's Documents prepared prior to the Closing Date at the office or storage facility during normal weekday business hours. All copies shall be made at OPG's expense.

SECTION 8

RESERVED

SECTION 9

MISCELLANEOUS

    9.1  Confidentiality.  Prior to waiver of the Inspection Period, except with OPG's prior written consent, Purchaser shall keep this Agreement, the transactions described in this Agreement, the fact that Purchaser and OPG are discussing any transaction, and all information relating to the Property disclosed by OPG to Purchaser completely confidential and shall not disclose the same to any person or entity, specifically including without limitation all employees of the Company or OPG other than management personnel, and their subsidiaries and affiliated entities, other than Purchaser's consultants, affiliates, investors, and their respective employees (who shall agree to keep the information confidential and be provided only such information as is necessary to perform their services), except to the extent required otherwise by applicable laws and regulations and NASDAQ regulations. The obligations of Purchaser under this section supplement and do not replace the obligations of Purchaser under that certain Confidentiality Agreement dated                  , 2000. Purchaser shall conduct all due diligence consistent with this section.

    9.2  Notices.  All notices, demands, requests, consents and approvals that may, or are required to, be given by any party to any other party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by a nationally recognized overnight delivery service, electronically transmitted or if mailed or deposited in the United States mail and sent by registered or certified mail, return receipt requested, postage prepaid to:

Purchaser at:	Port Ludlow Associates LLC c/o HCV Pacific Partners LLC 625 Market Street, Suite 600 San Francisco, California 94105 Attn: President Telephone No. 415-882-0900 Facsimile No. 415-882-0901
with a copy to:	Kenneth J. Cohen Collette & Erickson LLP 555 California Street Bank of America Center 43rd Floor San Francisco, California 94104-1791 Telephone No. 415-788-4646 Facsimile No. 415-788-6929
The Company at:	Olympic Water and Sewer, Inc. 70 Breaker Lane Port Ludlow, Washington 98365 Attn: President Telephone No. 360-437-2101 Facsimile No. 360-437-2522
with a copy to:	Marco de Sa e Silva Davis Wright Tremaine LLP 2600 Century Square 1501 Fourth Avenue Seattle, Washington 98101-1688 Telephone No. 206-628-7766 Facsimile No. 206-628-7699
OPG at:	Olympic Property Group LLC 19245 Tenth Avenue N.E. Poulsbo, Washington 98370-0239 Attn: President Telephone No. 360-697-6626 Facsimile No. 360-697-6696
with a copy to:	Marco de Sa e Silva Davis Wright Tremaine LLP 2600 Century Square 1501 Fourth Avenue Seattle, Washington 98101-1688 Telephone No. 206-628-7766 Facsimile No. 206-628-7699

or to such other addresses as either party hereto may from time to time designate in writing and deliver in a like manner. All notices shall be deemed complete upon actual receipt or refusal to accept delivery.

    9.3  Entire Agreement.  This Agreement and the Asset Purchase Agreement constitute the final and complete agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit or schedule shall be considered incorporated into this Agreement.

    9.4  Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

    9.5  Applicable Law.  Except as otherwise stated, this Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Washington applicable to contracts made and performed in that State and without reference to choice of laws provisions.

    9.6  Consent to Jurisdiction.  This Agreement has been executed and delivered in and shall be deemed to have been made in Seattle, Washington. Each of the parties hereto agrees to the exclusive jurisdiction of any state or Federal court within King County, Washington, with respect to any claim or cause of action arising under or relating to this Agreement.

    9.7  Attorneys' Fees.  In the event any party brings an action or any other proceeding against any other party to enforce or interpret any of the terms, covenants, or conditions hereof, the party prevailing in any such action or proceeding shall be paid all costs and reasonable attorneys' fees by nonprevailing party in such amounts as shall be set by the court, at trial, and on appeal.

    9.8  Binding Effect: Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

    9.9  Assignability.  Purchaser's rights under this Agreement are not assignable, by operation of law or otherwise, and OPG and the Company shall have no obligation to perform hereunder for any assignee or transferee of Purchaser, except that Purchaser may assign its rights under this Agreement to any affiliate of Purchaser, or to a limited partnership in which Purchaser or an affiliate of Purchaser is a general partner, a general partnership in which Purchaser or an affiliate of Purchaser is managing general partner, a co-tenancy in which Purchaser or an affiliate thereof is a co-tenant, or a limited liability company in which Purchaser is the managing member. In the event of any assignment by Purchaser of its rights under this Agreement, Purchaser will not be released from any obligations under this Agreement.

    9.10  Amendments.  This Agreement shall not be modified, amended or supplemented, except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

    9.11  Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

    9.12  Severability.  The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

    9.13  Survival.  All provisions of this Agreement that involve obligations, duties, or rights to be performed after the Closing Date or the transfer of the Shares, and all representations, warranties, and indemnifications made in or to be made pursuant to this Agreement shall survive the Closing Date or the transfer of the Shares, including without limitation the provisions of Sections 2.3(iii) hereof.

    9.14  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

    9.15  Covenants.  Any reference in this Agreement to the "covenants" of any party means and includes all agreements and commitments of such party set forth in this Agreement.

    9.16  Obligations.  All warranties, representations and covenants of the Company and OPG in and under this Agreement, and all obligations of the Company and OPG to Purchaser hereunder, are joint and several in every respect. OPG waives and forever releases any right or claim of contribution or reimbursement it may have at any time against the Company arising from or relating to the breach of any warranty, representation, covenant or other obligation to Purchaser under this Agreement.

    9.17  Schedules.  The parties acknowledge and agree that, as of the date this Agreement has been executed, some schedules have not been completed and agreed upon. The parties agree to review and negotiate such matters diligently and in good faith, and upon completion and mutual approval of all such schedules they shall promptly execute an amendment to this Agreement memorializing such approval. If all schedules hereto are not approved by the parties in an amendment to this Agreement mutually executed and delivered on or before June 1, 2001, then this Agreement shall terminate and the parties shall have no further obligations hereunder except under those provisions intended to survive the termination of this Agreement.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

COMPANY:	OLYMPIC WATER AND SEWER, INC., a Washington corporation
	By:	/s/ TOM GRIFFIN
	Name:	Tom Griffin
	Its:	President
OPG:	OLYMPIC PROPERTY GROUP LLC, a Washington limited liability company
	By:	/s/ GREGORY M. MCCARRY
	Name:	Gregory M. McCarry
	Its:	C.O.O.
PURCHASER:	PORT LUDLOW ASSOCIATES LLC, a Washington limited liability company
By Northwest Pacific Partners LLC, a Washington limited liability company, its manager
By HCV Pacific Partners LLC, a California limited liability company, its manager
	By	/s/ RANDALL J. VERRUE
Randall J. Verrue Its President

GUARANTY

    POPE RESOURCES, a Delaware limited partnership ("Pope"), the sole owner and member of OPG, hereby absolutely and unconditionally guarantees to Purchaser (i) the truth and accuracy of all warranties and representations of OPG under this Agreement, (ii) the full, faithful and timely performance of all covenants, agreements, and obligations of OPG under this Agreement, and (iii) prior to Closing, the full, faithful and timely performance of all covenants, agreements, and obligations of the Company under this Agreement.

    Pope further acknowledges and agrees that its liability hereunder is independent of the liability of OPG and the Company. A separate action may, at Purchaser's option, be brought and prosecuted against Pope to enforce its obligations hereunder, whether or not any action is first or subsequently brought against OPG or the Company, or whether or not OPG or the Company is joined in any such action, and Pope may be joined in any action or proceeding commenced by Purchaser against OPG or the Company arising out of, in connection with, or based upon this Agreement. Pope expressly waives any right (a) to require that Purchaser proceed against OPG or the Company (either as a condition to exercising rights or remedies against Pope hereunder or otherwise); (b) to require that Purchaser proceed against or exhaust any security or collateral held by Purchaser from OPG or the Company (either as a condition to exercising rights or remedies against Pope hereunder or otherwise); (c) to pursue any other remedy in Purchaser's power whatsoever (either as a condition to exercising rights or remedies against Pope hereunder or otherwise); or (d) to complain of delay in the enforcement of Purchaser's rights under this Agreement. Pope also expressly waives (a) any defense arising by reason of any disability of Pope or the cessation of the liability of OPG or the Company by reason of bankruptcy or insolvency of OPG or OPG's lack of authority to enter into the Agreement; (b) all demands upon and notices to OPG or the Company and to Pope, including, without limitation, demands for performance, notices of nonperformance, notices of non-payment, and notices of acceptance of this guaranty obligation; and (c) any defense arising out of the absence, impairment or loss of any right of reimbursement, indemnity, contribution or subrogation, or any other right or remedy of Pope against OPG or the Company, or any security or collateral, resulting from any enforcement action or election of remedy by Purchaser or otherwise. Pope further expressly and forever waives any right or claim for indemnity, contribution or otherwise against the Company resulting from any loss, liability, damage or expense that Pope may sustain or incur hereunder.

    Notwithstanding anything herein to the contrary, Pope's obligations herein are subject to all Transaction Defenses. As used herein, "Transaction Defenses" means all defenses against claims by Purchaser that Pope would have had available to it had Pope executed and delivered the Agreement instead of OPG and performed the obligations thereunder to the same extent as such obligations were actually performed by OPG. By way of example, and without limitation, Transaction Defenses would include defenses based on the statute of limitations, discharges by performance, the absence of a breach or obligation, waiver (subject to Section 9.4), and the failure of consideration. Transaction Defenses would not include defenses predicated on the bankruptcy or insolvency of OPG or on OPG's lack of authority to enter into the Agreement.

POPE RESOURCES, a Delaware limited partnership, by POPE MGP, INC., a Delaware corporation, its managing general partner
By:	/s/ GREGORY M. MCCARRY
Name:	Gregory M. McCarry
Title:	C.O.O.

SCHEDULES:
1.2	Qualified Adjustments (9/1/00 to 3/31/01)
1.5.1(i)-1	Water Facilities: List of Wells and Reservoirs
1.5.1(i)-2	Water Facilities: Map of Wells and Reservoirs
1.5.1(i)-3	Water Facilities: Description of Well and Reservoir Parcels
1.5.1(ii)	Water Facilities: Map of Water Lines and Other Infrastructure
1.5.1(iii)	Water Facilities: Water Permits
1.5.1(iv)	Water Facilities: Other Water Permits
1.5.1(v)	Water Facilities: Depreciated Personal Property
1.5.1(vi)	Water Facilities: Customer Accounts
1.5.1(vii)	Water Facilities: Tariff Schedule
1.5.2(i)	Sewer Facilities: Map of Sewer Line Distribution System
1.5.2(ii)	Sewer Facilities: Description of Treatment Plant Parcel
1.5.2(iii)	Sewer Facilities: Sewer Permits
1.5.2(iv)	Sewer Facilities: Other Sewer Permits
1.5.2(v)	Sewer Facilities: Depreciated Personal Property
1.5.2(vi)	Sewer Facilities: Customer Accounts
1.5.2(vii)	Sewer Facilities: Rate Schedule
1.5.3(i)	Other Company Property: Description of Land and Improvements
1.5.3(ii)	Other Company Property: Depreciated Personal Property
1.5.3(iii)	Contracts
1.5.3(iv)	Intellectual Property
3.3.2	Officers and Directors
3.3.5	Capitalization
3.3.9(a)	Employees
3.3.9(b)	Employee Benefits
3.3.10(b)	List of Tax Returns Filed (on or after 12/31/98)
3.3.10(e)	Depreciated Basis of Property (12/31/00)
3.3.11(a)	Litigation and Other Proceedings
3.3.11(b)	Violations of Laws, Rules, and Regulations
3.4.1	Copies of Financial Statements (12/31/00 and 4/30/01)
3.4.1-A	Accrued Liabilities (after 4/30/01)
3.4.1-B	Pro Forma Balance Sheet
3.4.3(a)	Material Defects
3.4.6	Other Permits and Applications
3.4.7(a)	Environmental Reports
3.4.7(b)	Potential Material Hazardous Substances Claims
3.4.7(c)	Storage of Hazardous Substances
4.1.5	Form of Port Gamble Maintenance Agreement
4.4	Material Governmental and Third Party Consents

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  Exhibit 10.15
STOCK PURCHASE AGREEMENT (Olympic Property Group LLC and Port Ludlow Associates LLC) (Olympic Water and Sewer, Inc.)
RECITALS
AGREEMENT SECTION 1
PURCHASE AND SALE OF STOCK AND COMPANY ASSETS
Section 2 INSPECTION AND CLOSING DELIVERIES
SECTION 3 REPRESENTATIONS AND WARRANTIES
Section 4 COVENANTS
SECTION 5 CONDITIONS TO CLOSING
SECTION 6 DISCLOSURE AND RELEASE
SECTION 7 TAX RETURNS, COOPERATION, AND DOCUMENT RETENTION
SECTION 8 RESERVED
SECTION 9 MISCELLANEOUS
GUARANTY